SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B),(C)
          AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. __)1

                           DWANGO NORTH AMERICA CORP.
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                   267405 10 8
                                 (CUSIP Number)

                                February 4, 2004
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed.

         [   ] Rule 13d-1(b)

         [ X ] Rule 13d-1(c)

         [   ] Rule 13d-1(d)


-----------------------

              * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

              The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 267405 10 8        13G                               PAGE 2 OF 5 PAGES
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1.       Names of Reporting Persons.
         I.R.S. Identification No. Of Above Persons (entities only)

         David Adams
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2.       Check the Appropriate Box if a Member of a Group*
         (a) [ ]
         (b) [ ]
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3.       SEC Use Only

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4.       Citizenship or Place of Organization

         U.S.A.
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Number of Shares Beneficially Owned by Each Reporting Person With
--------------------------------------------------------------------------------
5.       Sole Voting Power                  497,960 (1)
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6.       Shared Voting Power                -0-
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7.       Sole Dispositive Power             497,960 (1)
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8.       Shared Dispositive Power           -0-
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9.       Aggregate Amount Beneficially Owned by Reporting Person

                                            497,960 (1)
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10.      Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
         [  ]
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11. Percent of Class Represented By Amount in Row (9)

                                            7.0 %
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12.      Type of Reporting Person*

                                            IN
------------------
         (1)      Includes  options to purchase  205,044 shares of common  stock
            that are currently  exercisable or  that  will  become   exercisable
            within the next sixty (60) days.

                     * SEE INSTRUCTIONS BEFORE FILLING OUT.


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ITEM 1(A)   NAME OF ISSUER:

            Dwango North America Corp.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            200 West Mercer Street, Suite 501, Seattle, Washington 98119

ITEM 2(A)   NAME OF PERSON FILING:

            David Adams

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o Dwango North America Corp., 200 West Mercer Street, Suite 501, Seattle, Washington 98119

ITEM 2(C)   CITIZENSHIP:

            U.S.A.

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share

ITEM 2(E)   CUSIP NUMBER

            267405 10 8

ITEM 3.     IF  THIS   STATEMENT  IS  FILED  PURSUANT  TO  RULES  13D-1 (B),  OR
            13D-2(B) OR (C) , CHECK WHETHER THE PERSON FILING IS A:

                  (a) [  ] Broker or dealer registered  under Section  15 of the
                           Exchange Act.

                  (b) [  ] Bank as defined  in Section 3 (a) (6) of the Exchange
                           Act.

                  (c) [  ] Insurance company as defined in Section 3(a) (19)
                           of the Exchange Act.

                  (d) [  ] Investment company registered under Section 8 of the
                           Investment Company Act.

                  (e) [  ] An investment adviser in accordance with Rule 13d-1
                           (b) (1) (ii) (E);

                  (f) [  ] An employee  benefit  plan or  endowment  fund in accordance with Rule 13d-1(b) (1) (ii) (F);

                  (g) [  ] A   parent  holding  company  or  control  person  in
                           accordance with Rule 13d-1(b) (1) (ii) (G);


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                  (h) [  ] A  savings  association  as defined  in Section 3 (b)
                           of the Federal Deposit Insurance Act.

                  (i) [  ] A    church  plan   that  is   excluded    from   the
                           definition of an  investment  company under Section 3
                           (c) (14) of the Investment Company Act.

                  (j) [  ] Group, in accordance with Rule 13d-1 (b)(1) (ii) (J).


ITEM 4.     OWNERSHIP.

            (a)  Amount Beneficially Owned:                          497,960 (1)

            (b) Percent of Class:                                           7.0%

            (c) Number of shares as to which such person has:

                 (i)  sole power to vote or to direct the vote:      497,960 (1)

                 (ii) shared power to vote or to direct vote:                -0-

                 (iii)  sole power to dispose or to direct the disposition of:
                                                                     497,960 (1)

                 (iv) shared power to dispose or to direct the disposition of:
                                                                             -0-
------------------

            (1) Includes  options to  purchase  205,044  shares  of common stock that are currently exercisable or that will become exercisable within the next sixty (60) days. Such amount does not include 205,044 shares of Common Stock underlying options that are not currently exercisable and that will not become exercisable within the next sixty (60) days and, therefore, are not deemed to be beneficially owned by Mr. Adams.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


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            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            FEBRUARY 17, 2004
                                            ------------------
                                                   (Date)

                                            /s/ David Adams
                                            ---------------
                                               (Signature)


                                            DAVID ADAMS
                                            -----------
                                            (Name/Title)


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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